Exhibit 10.35

14 February 2008

Kadant, Inc.

Dear Sirs,

Our Reference: CBD15932

Re: USD Amortizing Interest Rate Swap

The purpose of this document is to set forth the terms and conditions of the transaction entered into between RBS Citizens, N.A. and Kadant, Inc. on the Trade Date specified below (the “Transaction”). This document will constitute a “Confirmation” as referred to in, and supplements, forms part of and is subject to, the ISDA Master Agreement dated as of May 13, 2005 between RBS Citizens, N.A. (formerly, Citizens Bank of Massachusetts) and Kadant, Inc., as amended and supplemented from time to time, (the “Agreement”). All provisions contained in or incorporated by reference in the Agreement govern this Confirmation except as expressly modified below.

The definitions and provisions contained in the 2006 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

This Confirmation evidences a complete and binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. In the event of any inconsistency between the provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of this Transaction.

The terms of the particular Transaction to which this Confirmation relates are as follows:

Notional Amount	Please see Notional Schedule CBD15932 attached hereto (“Notional Schedule”)

Trade Date	13 February 2008

Effective Date	15 February 2008

Termination Date	13 February 2013, subject to adjustment in accordance with the Modified Following Business Day Convention and Optional Early Termination

Fixed Amounts

Fixed Rate Payer	Kadant, Inc.

Fixed Rate Payer Payment Dates	Payment Dates as specified in the Notional Schedule

Fixed Rate	3.265 pct

Fixed Rate Day Count Fraction	Actual/360

Business Days for Fixed Amounts	New York and London

Floating Amounts

Floating Rate Payer	RBS Citizens, N.A.

Floating Rate Payer Payment Dates	Payment Dates as specified in the Notional Schedule

Floating Rate Option	USD-LIBOR-BBA

Designated Maturity	3 months

Spread	None

Floating Rate for Initial Calculation Period	3.10 pct

Floating Rate Day Count Fraction	Actual/360

Compounding	Inapplicable

Reset Dates	The first day of each Calculation Period

Business Days for Floating Amounts	New York and London

Calculation Agent	RBS Citizens, N.A., provided, that if an Event of Default or a Potential Event of Default with respect to RBS Citizens, N.A. has occurred and is continuing, or if Kadant, Inc., has a disagreement with any calculation or determination made by the Calculation Agent, the parties agree to appoint jointly and expeditiously an independent leading dealer in the relevant underlying market to make the relevant calculation (the “Substitute Calculation Agent”). Such Substitute Calculation Agent shall be selected in good faith from among dealers of the highest credit standing and such Substitute Calculation Agent’s calculations and determinations shall be binding and conclusive absent manifest error. The costs, fees and expenses (if any) relating to the appointment of the Substitute Calculation Agent shall be borne equally by both parties. All calculations and determinations made by the Calculation Agent and any Substitute Calculation Agent shall be made in good faith and in a commercially reasonable manner. The parties waive any claim they might otherwise have against the Substitute Calculation Agent for error or omissions made in good faith in making any calculation or determination in connection with the Transaction.

Optional Early Termination: So long as no Event of Default or Termination Event shall have occurred and then be continuing with respect to Kadant, Inc. the parties hereto agree that Kadant, Inc. may terminate this Transaction by at least one (1) Business Day prior notice to RBS Citizens, N.A. of its intention to do so, whereupon (a) the obligations of the parties to make any further payments under Section 2(a)(i) of the Agreement in respect of such transaction shall terminate, (b) the Calculation Agent shall determine a Settlement Amount in accordance with the provisions of the Agreement and provide a statement with respect thereto, and (c) a termination payment shall be made on the Early Termination Date as if such Transaction were a Terminated Transaction and Kadant, Inc. was the sole Affected Party.

Bankruptcy: Section 5(a)(vii) is of the Agreement is hereby amended by replacing the words “30 days” wherever it appears with the words, “60 days.”

Specified Indebtedness: The definition of “Specified Indebtedness” in Section 14 of the Agreement will mean the indebtedness owing by Party B under that certain JPM Credit Agreement dated as of February 13, 2008 among Party B (as borrower) and the lenders (as set out therein).

Kadant, Inc. understands that the Transaction entered into under this Agreement does not constitute a deposit and is not insured by the Federal Deposit Insurance Corporation, Federal Reserve Board, Office of the Comptroller of the Currency or any state or federal banking agency.

Account Details

Payments to Kadant, Inc.

Bank Name:	JPMORG CHASE NY

Account Number:	0530960125

Account Name:	Kadant, Inc

ABA Number:	021000021

Offices

The Office of RBS Citizens, N.A. for the Transaction is	Providence

The Office of Kadant, Inc. for the Transaction is	Westford, MA

Each party represents to the other party on the Trade Date of this Transaction that (in the absence of a written agreement between the parties that expressly imposes affirmative obligations to the contrary for this Transaction):-

(a) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying, and has not relied, on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction; it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction, no communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Transaction.

(b) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Transaction. It is also capable of assuming, and assumes, the risks of this Transaction.

(c) Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of this Transaction.

This Confirmation is in final form and supersedes all previous Confirmations and communications in respect of this Transaction. No hard Copy will follow.

In the event that you disagree with any part of this Confirmation, please notify us via the contact details below, so that the discrepancy may be quickly resolved. All inquiries regarding confirmations, payments and/or rate re-settings should be sent to:

RBS Citizens, N.A.

One Citizens Plaza

Providence, RI 02903

Attn: Interest Rate Risk Management

Phone 401-282-1126 or 401-282-1809

Fax 401-282-7718

We are pleased to have completed this Transaction and look forward to dealing with you again in the near future.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation enclosed for that purpose and returning it to us via fax at the number listed above.

For and on behalf of RBS Citizens, N.A.

By:	/s/ Christopher Pelletier
Name:	Christopher Pelletier
Title:	Treasury Operations Specialist

Kadant, Inc.

By:	/s/ Daniel J. Walsh
Name:	Daniel J. Walsh
Title:	Treasurer

Notional Schedule—CBD15932

Period			Notional Schedule
15-February-2008	—	28-March-2008	$15,000,000.00
28-March-2008	—	27-June-2008	$15,000,000.00
27-June-2008	—	26-September-2008	$15,000,000.00
26-September-2008	—	2-January-2009	$15,000,000.00
2-January-2009	—	3-April-2009	$15,000,000.00
3-April-2009	—	3-July-2009	$15,000,000.00
3-July-2009	—	2-October-2009	$15,000,000.00
2-October-2009	—	31-December-2009	$15,000,000.00
31-December-2009	—	1-April-2010	$15,000,000.00
1-April-2010	—	2-July-2010	$15,000,000.00
2-July-2010	—	1-October-2010	$15,000,000.00
1-October-2010	—	31-December-2010	$15,000,000.00
31-December-2010	—	1-April-2011	$10,000,000.00
1-April-2011	—	1-July-2011	$10,000,000.00
1-July-2011	—	30-September-2011	$10,000,000.00
30-September-2011	—	30-December-2011	$10,000,000.00
30-December-2011	—	30-March-2012	$5,000,000.00
30-March-2012	—	29-June-2012	$5,000,000.00
29-June-2012	—	28-September-2012	$5,000,000.00
28-September-2012	—	28-December-2012	$5,000,000.00
28-December-2012	—	13-February-2013	$5,000,000.00

All dates are subject to adjustment in accordance with the Modified Following Business Day Convention.